Exhibit 5.2

October 27, 2016

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Re – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Indiana counsel to The Matrixx Group, Incorporated, an Indiana corporation (“TMG”), in connection with the Registration Statement of A. Schulman, Inc. (“Registrant”) on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on October 27, 2016 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 6.875% Senior Notes due 2023 in the aggregate principal amount of $375,000,000 (the “Notes”), which Notes are issued in accordance with the Indenture dated as of May 26, 2015 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (as defined below) and the Second Supplemental Indenture, dated as of August 31, 2016, the “Indenture”), entered into by and among the Registrant, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and are guaranteed by TMG and other affiliates of the Registrant pursuant to the Note Guarantees (as defined in the Indenture) pursuant the First Supplemental Indenture, dated as of June 1, 2015 (the “First Supplemental Indenture”), entered into by and among the Registrant, TMG, the other guarantors party thereto and the Trustee (which Note Guarantee with respect to TMG is referred to herein as the “Indiana Guarantee”).

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined and relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents:

a)	The Base Indenture;

b)	The First Supplement Indenture;

c)	The Registration Statement;

d)	A Certificate of Existence with respect to TMG issued by the Indiana Secretary of State on October 24, 2016 (“Certificate of Existence”);

e)	The Omnibus Officer’s Certificate dated October 27, 2016 (“Omnibus Officer’s

Certificate”); and

f)	Such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

As to certain matters of fact, we have relied upon certificates and other assurances of officers and other authorized representatives of TMG (including the Omnibus Officer’s Certificate), without independent verification of such factual matters.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	TMG is validly existing as a corporation under the laws of the State of Indiana.

2.	TMG has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indiana Guarantee.

3.	TMG has taken all necessary corporate action to approve the Indiana Guarantee and to authorize the execution and delivery thereof in connection with joinder to the Base Indenture pursuant to the First Supplemental Indenture.

Our opinions set forth above are subject to the qualifications that: (i) the enforceability of the Indiana Guarantee may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights; (ii) the enforceability of equitable rights and remedies provided for in the Indiana Guarantee is subject to judicial discretion, and the enforceability of such agreement may be limited by general principles of equity; (iii) the enforceability of the Indiana Guarantee may be limited by public policy; and (iv) certain remedial, waiver and other provisions of the Indiana Guarantee may be unenforceable.

We have assumed the following: (i) the Notes are enforceable and the indebtedness evidenced thereby is valid and binding under applicable law, (ii) the Registrant has received the consideration contemplated in connection with issuance of the Notes, (iii) TMG has received sufficient consideration for the giving of the Indiana Guarantee, (iv) the representations of or with respect to TMG in the Indenture are true and accurate in all material respects, (v) the TMG Resolutions contained in the Omnibus Officer’s Certificate have not been rescinded or withdrawn and continue to be in full force without amendment or revision of any kind, and (vi) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Our opinion in paragraph 1 is based solely on the Certificate of Existence.

The foregoing opinions are limited to the internal laws of the State of Indiana, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or Prospectus or other offering material regarding the Registrant, TMG or any of their affiliates, the Notes or their offering and sale, or the Note Guarantees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/Krieg DeVault LLP

Krieg DeVault LLP